                       SEPARATION AND CONSULTING AGREEMENT


     This SEPARATION AND CONSULTING AGREEMENT ("Agreement") is made and entered into by and between THOMAS L. GUTSHALL ("Mr. Gutshall") and CV THERAPEUTICS, INC. (the "Company"), as of the Separation Date provided for in paragraph 1 herein.

                               W I T N E S S E T H

     WHEREAS, Mr. Gutshall has tendered his resignation as Chief Operating Officer, President and all other positions he may hold with the Company, other than membership on the Company's Board of Directors and Committees thereof, which is not affected by this agreement, and wishes to enter into a consulting relationship with the Company;

     WHEREAS, the Company has accepted Mr. Gutshall's resignation as Chief Operating Officer, President and all other positions he may hold with the Company, and wishes to provide Mr. Gutshall with certain benefits in consideration of his service to the Company and the promises and covenants of Mr. Gutshall as contained herein;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed by and between the parties hereto as follows:

     1. RESIGNATION. Mr. Gutshall has tendered and the Company has accepted Mr. Gutshall's resignation as Chief Operating Officer, President and all other positions he may hold with the Company, effective September 2, 1996 ("Separation Date").

     2. ACCRUED SALARY AND VACATION. The Company will pay Mr. Gutshall all accrued unpaid salary, and all accrued but unused vacation earned prior to the Separation Date, subject to standard payroll deductions and withholdings. Mr. Gutshall is entitled to this payment regardless of whether he signs this Agreement.

     3. EXPENSE REIMBURSEMENT. Within thirty (30) business days of the Separation Date, Mr. Gutshall will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. The Company shall reimburse Mr. Gutshall's expenses pursuant to Company policy and regular business practice. In addition, during the Consulting Period defined below in Paragraph 5, the Company will reimburse Mr. Gutshall, upon his provision of proper documentation, for reasonable expenses actually incurred by him in the course of consulting services performed by him at the Company's request.

     4. BOARD OF DIRECTOR MEMBERSHIP. The Company will reimburse Mr. Gutshall, upon provision of proper documentation, for reasonable expenses actually incurred by him as a director in attending Board meetings on the same terms as other non-employee directors.


                                      1.

     5. CONSULTING AGREEMENT. Mr. Gutshall shall serve as a consultant to the Company under the terms specified below. The consulting relationship shall commence on the Separation Date and continue through December 31, 1998 ("Consulting Period").

          (a) CONSULTING SERVICES. Mr. Gutshall agrees to provide consulting services to the Company in any area of his expertise upon request by a duly authorized officer of the Company, including, but not limited to, manufacturing and the identification and consummation of relationships with potential corporate partners and/or collaborators, including without limitation, Astra Merck, Inc. and Kissei Pharmaceuticals, Ltd. of Japan. He agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Mr. Gutshall agrees to make himself available to perform such consulting services throughout the Consulting Period, up to a maximum of two and one-half (2 1/2) days per week for the first month of the Consulting Period, up to a maximum of two (2) days per week for the second month of the Consulting Period and up to a maximum of one (1) day per week for the remaining twenty-six (26) months of the Consulting Period. Mr. Gutshall agrees to travel and attend additional meetings as mutually agreed at such compensation as may be mutually agreed upon in writing with a duly authorized officer of the Company.

          (b)  CONSULTING FEES AND BENEFITS.

               i. CONSULTING FEES. During the first month of the Consulting Period, Mr. Gutshall shall receive eight thousand, seven hundred and fifty dollars ($8,750) per month, during the second month of the Consulting Period, Mr. Gutshall shall receive seven thousand dollars ($7,000) per month and during the remaining twenty-six (26) months of the Consulting Period, Mr. Gutshall shall receive three thousand, five hundred dollars ($3,500) per month.

               ii. TAXES AND WITHHOLDING. As a consultant, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will issue Mr. Gutshall a Form 1099 with respect to his Consulting Fees. Mr. Gutshall acknowledges that he will be entirely responsible for payment of any such taxes, and he hereby indemnifies and saves harmless the Company from any liability for any taxes, penalties or interest which may be assessed by any taxing authority.

               iii. STOCK OPTION EXERCISE. The agreements relating to Mr. Gutshall's options to purchase Company stock shall be amended as described herein. Mr. Gutshall exercised his option to purchase fifty thousand (50,000) shares of Company stock, subject to a Company purchase option. As of September 2, 1996, this purchase option shall lapse as to twenty thousand (20,000) shares and thirty thousand (30,000) of the shares subject to the Company's purchase option shall be purchased by the Company for seven thousand five hundred dollars ($7,500). Mr. Gutshall exercised his option to purchase six hundred fifty thousand (650,000) shares of Company stock as to two hundred fifty thousand (250,000) shares. As of September 2, 1996, (i) the Company's purchase option with respect to the two hundred fifty thousand (250,000) shares received upon exercise shall lapse in its entirety, (ii) the option shall


                                      2.

be vested as to ten thousand (10,000) shares and (iii) the option shall be canceled as to three hundred ninety thousand (390,000) shares. The post-termination exercise period under all of Mr. Gutshall's options shall be extended until ninety days following the end of the Consulting Period. Mr. Gutshall acknowledges that by virtue of receiving an extension of the exercise period, his incentive stock options may no longer be treated as such, but instead may be treated for tax purposes as if they were not incentive stock options. Mr. Gutshall also acknowledges that an extension of the exercise period may be considered a "purchase" under Section 16 of the Securities Exchange Act of 1934, as amended.

               iv. HEALTH INSURANCE. To the extent provided by law and by the Company's group health insurance plans, Mr. Gutshall will be eligible, after the Separation Date, to continue his health insurance benefits under the federal COBRA law, at his own expense for up to eighteen (18) months and, later, to convert to an individual policy if he wishes. Mr. Gutshall will be provided with a separate notice of his COBRA rights.

               v. OTHER COMPENSATION. Except as expressly provided herein, Mr. Gutshall acknowledges that he will not receive (nor is he entitled to) any additional compensation, severance or benefits (including, but not limited to, life insurance and disability insurance).

          (c) LIMITATIONS ON AUTHORITY. Mr. Gutshall shall have no responsibilities or authority as a consultant to the Company other than as provided for above. Mr. Gutshall hereby agrees not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

          (d)  OTHER WORK ACTIVITIES.  Throughout the Consulting Period,
Mr. Gutshall retains the right to engage in employment, consulting, or other work relationships in addition to his work for the Company. The Company will make reasonable arrangements to enable Mr. Gutshall to perform his work for the Company at such times and in such a manner so that it will not interfere with other activities in which he may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, Mr. Gutshall agrees that, during the Consulting Period, he will not obtain employment, perform work for any business entity, or engage in any other work activity which is in competition, or is preparing to compete, with the Company ("Competitive Activity"). For purposes of this paragraph, the holding of less than one percent (1%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph. Mr. Gutshall agrees to notify the Company, in writing, at least ten (10) business days prior to engaging in any work other than for the Company in any business area in which the Company is currently, or can reasonably be expected to be, involved. In the event that Mr. Gutshall is informed by the Company that any such work constitutes Competitive Activity, and he subsequently engages in such Competitive Activity, the Company's obligation to pay Mr. Gutshall consulting fees shall cease immediately and any extension to the exercise date of his stock options, if granted, shall cease and the Consulting Period shall end immediately. The


                                      3.

Company shall not seek to recover any fees or benefits provided to Mr. Gutshall prior to his engagement in Competitive Activity, and such Competitive Activity shall not be considered a breach of this Agreement.

     6. LOAN TERM EXTENSION. The Company agrees to extend, until December 31, 2001, the term for repayment of that certain Promissory Note, in the amount of $62,500, dated June 8, 1995 and executed by Mr. Gutshall, provided however that the interest rate on such Promissory Note shall be increased to the extent necessary to avoid Mr. Gutshall's receipt of imputed income attributable to a below market loan.

     7. NONSOLICITATION. Mr. Gutshall agrees that during the Consulting Period and for one (1) year thereafter, he will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

     8. COMPANY PROPERTY. Within fifteen (15) days of the Separation Date, Mr. Gutshall agrees to return to the Company all Company documents (and all copies thereof) and other Company property in his possession, or his control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof); provided that Mr. Gutshall shall retain an entry card until such time as he is requested to return it to the Company. Mr. Gutshall agrees that, as of the Separation Date, he will neither use nor possess Company property, except such property which any officer or the Board specifically authorizes him to use or possess for the sole purpose of performing his duties under this Agreement. Mr. Gutshall further agrees that he will return all property provided to him pursuant to the preceding sentence, upon completion of the specific project for which he was authorized to possess such property or on the Separation Date, whichever first occurs.

     9.   PROPRIETARY INFORMATION OBLIGATIONS.   Mr. Gutshall hereby
acknowledges that he will continue to abide by the obligations of his Employment, Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit A, including, but not limited to, his obligations to refrain from unauthorized use or disclosure of the Company's proprietary information.

     10. NONDISPARAGEMENT. Mr. Gutshall and the Company agree that neither party will at any time disparage the other in any manner likely to be harmful to the other party, its business reputation, or the personal or business reputation of its directors, shareholders, and employees, provided that each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.


                                      4.

     11. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by Mr. Gutshall and the Company and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (a) Mr. Gutshall may disclose this Agreement, in confidence, to his immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular (and without limitation), Mr. Gutshall agrees not to discuss this Agreement with present or former Company employees or other personnel, except to the extent necessary to explain his consulting relationship with the Company or to carry out his duties under this Agreement.

     12. RELEASE OF CLAIMS. Except as otherwise set forth in this Agreement, Mr. Gutshall hereby releases, acquits and forever discharges the Company, its officers, directors, agents, attorneys, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date hereof, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Gutshall's employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

     13. ADEA WAIVER. Mr. Gutshall acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. He also acknowledges that the consideration given for the waiver in the above paragraph is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing that: (a) his waiver and release do not apply to any claims that may arise after he signs this Agreement; (b) he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days within which to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); and (d) he has seven (7) days following the execution of this Agreement to revoke the Agreement.


                                      5.

     14. SECTION 1542 WAIVER. Mr. Gutshall acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Gutshall hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

     15. NO ADMISSIONS. It is understood and agreed by Mr. Gutshall and the Company that this Agreement represents a compromise settlement of various matters, and that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person.

     16. ENTIRE AGREEMENT. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. Gutshall and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Mr. Gutshall and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

     17. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of Mr. Gutshall's duties under this Agreement, Mr. Gutshall agrees not to delegate the performance of his duties under this Agreement.

     18. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

     19. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or


                                      6.

provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

     20. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     21. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

THOMAS L. GUTSHALL,                CV THERAPEUTICS, INC.,
an individual                      a corporation


/s/ Thomas L. Gutshall                By: /s/ Louis G. Lange
--------------------------            --------------------------------
    Thomas L. Gutshall                    Louis G. Lange
                                          Chairman and Chief Executive Officer


Date:     October 24      , 1996   Date:    October 24      , 1996
      --------------------               -------------------










                                      7.

                                    EXHIBIT A


     EMPLOYMENT, CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

                              CV THERAPEUTICS, INC.

                    EMPLOYMENT, CONFIDENTIAL INFORMATION AND
                         INVENTION ASSIGNMENT AGREEMENT


As a condition of my employment with CV Therapeutics, Inc., its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

     1.   AT-WILL EMPLOYMENT.   I understand and acknowledge that my employment
with the Company is for an unspecified duration and constitutes "at-will" employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

     2.   CONFIDENTIAL INFORMATION.

          (a)  COMPANY INFORMATION.   I agree at all times during the term of my
employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during my term of my employment), markets, software, developments, inventions, processes, formulas, proprietary materials and biologics, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of materials, parts, equipment, or research experiments. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

          (b)  FORMER EMPLOYER INFORMATION.   I agree that I will not, during my
employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

          (c)  THIRD PARTY INFORMATION.   I recognize that the Company has
received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

     3.   INVENTIONS.

          (a)  INVENTIONS RETAINED AND LICENSED.    I have attached hereto, as
Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "Prior Inventions"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

          (b)  ASSIGNMENT OF INVENTIONS.   I agree that I will promptly make
full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "Inventions"), except as provided in Section 3 (f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

          (c)  INVENTIONS ASSIGNED TO THE UNITED STATES.   I agree to assign to
the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

          (d)  MAINTENANCE OF RECORDS.    I agree to keep and maintain adequate
and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

          (e)  PATENT AND COPYRIGHT REGISTRATIONS.    I agree to assist the
Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

          (f)  EXCEPTION TO ASSIGNMENTS.    I understand that the provisions of
this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

     4.   CONFLICTING EMPLOYMENT.    I agree that, during the term of my
employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other conduct or activities that conflict with my obligations to the Company or is not in the best interests of the Company.

     5.   RETURNING COMPANY DOCUMENTS.    I agree that, at the time of leaving
the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C.


     6.   NOTIFICATION OF NEW EMPLOYER.     In the event that I leave the employ
of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

     7.   SOLICITATION OF EMPLOYEES AND CUSTOMER.    I acknowledge and agree
that (i) the identity and particular skills, experience and comparison levels of employees of the Company, and (ii) the identity, appropriate knowledge of personnel, product requirements, and price sensitivity of customers of the Company, is not publicly available information and constitutes valuable trade secrets of the Company. Accordingly, I agree that for a period of (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly without the consent of the Company:

          (a) solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity; or

          (b) solicit or accept the business of any customer of the Company, which business is competitive with any significant part of the business conducted by the Company or any subsidiary or affiliate thereof at the time of the termination of my employment or as contemplated to be conducted by the Company at such time.

     8.   CONFLICT OF INTEREST GUIDELINES.    I agree to diligently adhere to
the Conflict of Interest Guidelines attached as Exhibit D hereto.

     9.   REPRESENTATIONS.    I agree to execute any proper oath or verify any
proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

     10.  ARBITRATION AND EQUITABLE RELIEF.

          (a)  ARBITRATION.   Except as provided in Section 10(b) below, I agree
that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

          (b)  EQUITABLE REMEDIES.   I agree that it would be impossible or
inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 2, 3, 5 and 7 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

     11.  GENERAL PROVISIONS.

          (a)  GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION.   This Agreement
will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

          (b)  ENTIRE AGREEMENT.   This Agreement sets forth the entire
agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

          (c) SEVERABILITY. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

          (d)  SUCCESSORS AND ASSIGNS.   This Agreement will be binding upon my
heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and assigns.

Date:   1-4-95
     --------------------
                                         /s/ Thomas L. Gutshall
                                        -------------------------------------
                                        Signature


                                          Thomas L. Gutshall
                                        -------------------------------------
                                        Name of Employee (typed or printed)

CV Therapeutics, Inc.

By  /s/ Louis Lange
  -----------------------------

Title  CEO
     --------------------------

Date   1/4/95
    ---------------------------

                                    EXHIBIT A


                            LIST OF PRIOR INVENTIONS
                        AND ORIGINAL WORKS OF AUTHORSHIP

                                                       Identifying Number
     Title                         Date                or Brief Description
----------------              --------------       ------------------------























       No inventions or improvements
------
       Additional Sheets Attached
------

Signature of Employee:  /s/ Thomas L. Gutshall
                      ----------------------------

Print Name of Employee: Thomas L. Gutshall
                       ---------------------------



Date:  1-4-95
     -----------------------

                                    EXHIBIT B


                       CALIFORNIA LABOR CODE SECTION 2870
                   EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS


"(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

     (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

     (2)  Result from any work performed by the employee for the employer.

(b) To the extent a provision in the employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

                                    EXHIBIT C


                              CV THERAPEUTICS, INC.
                            TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to CV Therapeutics, Inc., its subsidiaries, affiliates, successors or assigns, except where authorized in writing.

I further certify that I have complied with all the terms of the CV Therapeutics Employment, Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein)), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment, Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of CV Therapeutics or any of its employees, clients, consultants, or licensees.

I further agree that in compliance with the Employment, Confidential Information and Invention Assignment Agreement, for twelve (12) months from this date: (a) I will not hire any employees of the Company and will not solicit, induce, recruit or encourage any of the Company's employees to leave their employment;
(b) I will not solicit or accept the business of any customer of the Company, which business is competitive with any significant part of the business conducted by the Company or any subsidiary or affiliate thereof at the time of termination of my employment or as contemplated to be conducted by the Company at such time.


Date:
     -------------------------
                                             ----------------------------------
                                             (Employee's Signature)

                                             ----------------------------------
                                             (Type/Print Employee's Name)

                                    EXHIBIT D


                         CONFLICT OF INTEREST GUIDELINES

It is the policy of CV Therapeutics to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the company. The following are potentially compromising situations that must be avoided. Any exceptions must be reported to the Chief Executive Officer and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the company is intended. (The Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to CV Therapeutics.

3. Participating in civic or professional organizations that might involve divulging confidential information of the company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5, Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the company.

7.   Borrowing from or lending to employees, customers or suppliers.

8.   Acquiring real estate of interest to CV Therapeutics.

9. Improperly using or disclosing to the company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.  Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

13.  Engaging in any conduct that is not in CV Therapeutics'  best interest.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.